Exhibit 21

ALTRIA GROUP, INC. SUBSIDIARIES

Certain active subsidiaries of the Company and their subsidiaries as of December 31, 2008, are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.

Name	State or Country of Organization
Altria Client Services Inc.	New York
Altria Corporate Services International, Inc.	Delaware
Altria Enterprises LLC	Virginia
Altria Finance (Cayman Islands) Ltd.	Cayman Islands
Cormorant Energy Investment Corp.	Delaware
Dart Resorts Inc.	Delaware
General Foods Credit Corporation	Delaware
General Foods Credit Investors No. 1 Corporation	Delaware
General Foods Credit Investors No. 2 Corporation	Delaware
General Foods Credit Investors No. 3 Corporation	Delaware
Grant Holdings, Inc.	Pennsylvania
Grant Transit Co.	Delaware
HNB Investment Corp.	Delaware
John Middleton Co.	Pennsylvania
Le Rhône Investment Corp.	Delaware
Management Subsidiary Holdings Inc.	Virginia
Michigan Investment Corp.	Delaware
One Channel Corp.	Delaware
Philip Morris Capital Corporation	Delaware
Philip Morris Duty Free Inc.	Delaware
Philip Morris USA Inc.	Virginia
PMCC Investors No. 1 Corporation	Delaware
PMCC Investors No. 2 Corporation	Delaware
PMCC Investors No. 3 Corporation	Delaware
PMCC Investors No. 4 Corporation	Delaware
PMCC Leasing Corporation	Delaware
SB Leasing Inc.	Delaware
Technology Enterprise Computing Works, LLC	Virginia
Trademarks LLC	Delaware
Trimaran Leasing Investors, L.L.C.-II	Delaware
Wolverine Investment Corp.	Delaware